Exhibit 99.7

AMENDMENT

dated as of

October 29, 2015

to the

VRDP SHARES FEE AGREEMENT

dated as of

October 29, 2015

between

BlackRock Long-Term Municipal Advantage Trust,

as Issuer

and

Bank of America, N.A.,

as Liquidity Provider

BlackRock Long-Term Municipal Advantage Trust

Series W-7

Variable Rate Demand Preferred Shares (“VRDP Shares”)

EXHIBITS:
Exhibit A—Notice of Special Rate Period
Exhibit B—Form of Voting Trust Agreement
Exhibit C—Portfolio Information
Exhibit D—Effective Leverage Ratio and Asset Coverage Information
AMENDMENT TO THE

VRDP SHARES FEE AGREEMENT

AMENDMENT TO THE VRDP SHARES FEE AGREEMENT dated as of October 29, 2015 (this “Amendment”)

BETWEEN:

(1)           BlackRock Long-Term Municipal Advantage Trust, a closed-end investment company organized as a Delaware statutory trust, as issuer (the “Trust”); and

(2)           Bank of America, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”) and, to the extent provided herein, in its individual capacity.

WHEREAS:

The Trust entered into the VRDP Shares Fee Agreement with the Liquidity Provider, dated as of October 29, 2015, as amended (the “VRDP Shares Fee Agreement”) relating to the Trust’s Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”);

The Trust has determined to designate a Special Rate Period for the VRDP Shares pursuant to, and in accordance with, the Statement of Preferences.  The Special Rate Period will commence on October 29, 2015 and end on October 24, 2018 or such later date to which it may be extended in accordance with the terms set forth under “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period attached hereto as Exhibit A (the “Notice of Special Rate Period”).  All references in this Amendment to the “Special Rate Period” shall be to such Special Rate Period; and

The Trust and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Trust and the Liquidity Provider thereunder during the Special Rate Period, as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.  The following defined terms shall apply to the VRDP Shares Fee Agreement only during the Special Rate Period:

“Affiliate” means, for purposes of Section 3.01, 3.02 and 3.04 of this Amendment, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, trustee, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above.  For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors or trustees of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  For the avoidance of doubt, the term “Affiliate” shall include a tender option bond trust of which BANA and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Amendment to the Purchase Agreement” means the amendment, dated as of October 29, 2015, to the VRDP Shares Purchase Agreement, dated as of October 29, 2015, by and between the Liquidity Provider and the Tender and Paying Agent.

“Amendment to the Remarketing Agreement” means the amendment, dated as of October 29, 2015, to the VRDP Shares Remarketing Agreement, dated as of October 29, 2015, by and between the Trust and the Remarketing Agent.

“Amendment to the Tender and Paying Agent Agreement” means the amendment, dated as of October 29, 2015, to the Tender and Paying Agent Agreement, dated as of October 29, 2015, by and between the Trust and the Tender and Paying Agent.

“Applicable Law” means the laws of the State of Delaware (including, without limitation, the Delaware General Corporation Law) and the federal law of the United States of America (including, without limitation, the 1940 Act).

“BANA” means, unless the context indicates otherwise, Bank of America, N.A., in its individual capacity and not in its capacity as Liquidity Provider.

“Excluded Transfer” means any transfer of VRDP Shares (a) to a tender option bond trust in which BANA and/or its Affiliates collectively own all of the residual interests, (b) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any tender option bond trust in which BANA and/or its Affiliates own collectively all of the residual interests, provided that such distribution in-kind is pursuant to a mandatory termination of such tender option bond trust under the documents governing such tender option bond trust and such mandatory termination results from objective events or conditions outside of the control of BANA, its Affiliates and any holder of ownership interest in such tender option bond trust, (c) in connection with a repurchase financing transaction, (d) relating to a collateral pledge arrangement, (e) to a Person who, after giving effect to such transfer, together with any affiliated person (as defined in the 1940 Act) of such Person, will own, hold or control with power to vote, not more than 25% of the Outstanding VRDP Shares or (f) to BANA or an Affiliate of BANA.

“Initial Extended Termination Date,” “Maximum Rate” “Special Rate Period Commencement Date,” “SRP Applicable Rate” and “SRP Calculation Date” shall have the meaning given to such terms in the Notice of Special Rate Period.

ARTICLE II

FEES DURING SPECIAL RATE PERIOD; SCHEDULED TERMINATION DATE; CALCULATION OF DIVIDENDS, AND OPTIONAL AND MANDATORY TENDERS

(a)           Section 2.05(a) of the VRDP Shares Fee Agreement shall be amended by replacing the fee rate of 0.75% with a fee rate of 0.01% for each day during the Special Rate Period.

(b)           Section 2.07 of the VRDP Shares Fee Agreement shall not be applicable during the Special Rate Period.

(c)           Effective as of the Special Rate Period Commencement Date, the Scheduled Termination Date will be extended to the Initial Extended Termination Date and the Initial Extended Termination Date will constitute the Scheduled Termination Date.

(d)           For the avoidance of doubt, during the Special Rate Period, the dividend rate on the VRDP Shares shall be calculated in accordance with the Notice of Special Rate Period delivered in connection with the establishment of the Special Rate Period.

(e)           During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

(f)           During the Special Rate Period, there shall be no Mandatory Tender Events or Mandatory Tenders or any consequences or penalties as a result of there being no Mandatory Tender Events or Mandatory Tenders.

ARTICLE III

ADDITIONAL PROVISIONS APPLICABLE DURING SPECIAL RATE PERIOD

Except as otherwise expressly provided herein, each of the provisions of this Article III shall be applicable only during the Special Rate Period.

SECTION 3.01. Voting Rights.

(a) From (and including) the first day of the Special Rate Period to (and excluding) the last day thereof, and for so long as BANA together with any of its Affiliates  individually or in the aggregate own at least 20% of the Outstanding VRDP Shares and the Trust has not failed to pay dividends on the VRDP Shares for two years, BANA, to the extent it owns any VRDP Shares, shall enter into and maintain, and cause such Affiliates that own any VRDP Shares to enter into and maintain, in full force and effect a voting trust agreement in substantially the form attached hereto as Exhibit B (a “Voting Trust Agreement”) and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its VRDP Shares owned by it and such Affiliates as of the first day of the Special Rate Period or acquired any time thereafter and so owned, with respect to:

(i) the election of the two members of the Board of Trustees for which Holders of VRDP Shares are exclusively entitled to vote under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of VRDP Shares with respect to the election of the Board of Trustees of the Trust;

(ii) the conversion of the Trust from a closed-end management investment company to an open-end fund, or to change the Trust’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences or any definitions relevant to any such Section;

(iii) the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Trust’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences or any definitions relevant to any such Section; and

(iv) borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Trust’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (any of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Statement of Preferences, Section 6.24 of the VRDP Shares Fee Agreement or any definitions relevant to any such section.

Each voting right set forth in clauses (i) through (iv) above is referred to herein as a “Voting Right.”

(b) At all times that Voting Rights are subject to the Voting Trust Agreement, BANA or its Affiliate or designee will be the registered owner or Beneficial Owner of the VRDP Shares.  If any dividend or other distribution in respect of the VRDP Shares is paid, such dividend or distribution will be paid directly to BANA or its Affiliate or designee owning such VRDP Shares; provided that any additional VRDP Shares subsequently acquired by BANA or its Affiliate will become part of the VRDP Shares covered by the Voting Trust Agreement.

(c) The Voting Rights of BANA and its Affiliates shall remain subject to the Voting Trust Agreement during the Special Rate Period for so long as BANA and its Affiliates collectively are the Beneficial Owners in the aggregate of 20% or more of the Outstanding VRDP Shares.

(d) At all times that the Voting Rights are subject to the Voting Trust Agreement, BANA, to the extent it is a Beneficial Owner of any VRDP Shares, shall irrevocably appoint and constitute, and shall cause each of its Affiliates that are Beneficial Owners of any VRDP Shares (other than a tender option bond trust to the extent BANA or an Affiliate (other than such trust) thereof and not such trust exercises the Voting Rights in respect of the VRDP Shares held by such trust) to irrevocably appoint and constitute the trustee under the Voting Trust Agreement (the “Trustee”) as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the VRDP Shares are still subject to the Voting Trust Agreement.

(e) Notwithstanding the above provisions of this Section 3.01, upon the transfer of VRDP Shares during the Special Rate Period by BANA or any Affiliate thereof to any third party (other than a transfer to an Affiliate thereof, in which case such VRDP Shares shall remain subject to the Voting Trust Agreement), such VRDP Shares shall no longer be subject to the Voting Trust Agreement; provided, however, in connection with an Excluded Transfer:

(i) of the type specified in clause (a) of the definition of Excluded Transfer, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as the Trust, upon the request of BANA or the relevant Affiliate, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(ii) of the type specified in clauses (c) or (d) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates retains the right to vote or direct voting in connection with such transactions, the VRDP Shares shall remain subject to the Voting Trust Agreement until such time as there is a default by BANA or such Affiliate under the related repurchase transaction or collateral pledge arrangement; and

(iii) of the type specified in clauses (c) or (d) of the definition of Excluded Transfer, to the extent BANA or any of its Affiliates does not retain the right to vote or direct voting of such VRDP Shares in such transactions, such transactions do not permit the removal of the VRDP Shares’ rights transferred to the Voting Trust from the Voting Trust Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such VRDP Shares unless there is a default by BANA or such Affiliate under the related repurchase transaction or collateral pledge arrangement.

(f) Without the prior written consent of the Trust, BANA will not agree or consent, and agrees to cause its Affiliates not to agree or consent, to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the voting trust governed by the Voting Trust Agreement of all Voting Rights in respect of the VRDP Shares beneficially owned by BANA or its Affiliates or the voting of such VRDP Shares in accordance with the Voting Trust Agreement and this Agreement or (ii) terminate, replace or change the Voting Consultant (as defined in the Voting Trust Agreement) or the Trustee, in each case in effect at the start of the Special Rate Period; provided that, in the case of any proposed amendment, supplement, modification or repeal of the Voting Trust Agreement which is a result of a change in law or regulation or in the case of any termination, replacement or change of the Voting Consultant or the Trustee, the consent of the Trust shall not be unreasonably withheld or delayed and the consent of the Trust shall otherwise be in its sole discretion.

SECTION 3.02. Disposition of VRDP Shares.

(a) BANA shall not, and shall cause its Affiliates not to, sell, transfer or otherwise dispose of any or all of the VRDP Shares owned (legally or beneficially) by it during the Special Rate Period without the prior consent of the Trust, unless any such sale, transfer or disposition is made in accordance with Section 3.02(b) of this Amendment and the terms of the Notice of Special Rate Period.

(b) Notwithstanding Section 2.03 of the VRDP Shares Fee Agreement or Section 2(n) of the VRDP Shares Remarketing Agreement, subject to paragraph (f) below, during the Special Rate Period, BANA and its Affiliates may sell any or all of the VRDP Shares owned by it only to Persons that BANA reasonably believes are either (i) QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks or entities that are 100% direct or indirect subsidiaries of such banks’ publicly traded parent holding companies (collectively “Banks”), insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies or (ii) tender option bond trusts (whether tax-exempt or taxable) in which all investors are Persons that BANA reasonably believes are QIBs that are Closed-End Funds, Banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies (or, in the case of a tender option bond trust in which an Affiliate of BANA retains a residual interest, an Affiliate of BANA that is a wholly owned direct or indirect subsidiary of Bank of America Corporation), in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act.  The foregoing restrictions on transfer shall not apply to any VRDP Shares that may be registered in the future under the Securities Act or any subsequent transfer of such VRDP Shares thereafter.  Notwithstanding the foregoing, the Trust shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed transfers of Outstanding VRDP Shares from BANA or an Affiliate thereof (other than an Excluded Transfer) to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased directly or indirectly in a series of related transactions (with the actual knowledge of BANA) from BANA (or BANA’s Affiliates in the aggregate), more than 25% of the Outstanding VRDP Shares; provided, that the foregoing right of first refusal shall apply in connection with the transfer of the residual interests in a tender option bond trust or the equity or residual interests of any other entity formed by BANA or its Affiliates to hold the VRDP Shares that results in the indirect transfer of more than 25% of the voting rights of the Outstanding VRDP Shares to an unaffiliated third party (other than an Excluded Transfer); provided, further, that in the case of a transfer of a residual interest in a tender option bond trust, the right of first refusal will apply to the residual interests and not the VRDP Shares.  Any transfer in violation of this Section 3.02 shall be void ab initio.

(c) In connection with the right of first refusal set forth in Section 3.02(b) of this Amendment, the following procedures shall apply (the “Right of First Refusal Procedures”):

(i) BANA shall notify the Trust by Electronic Means of any proposed sale of VRDP Shares which would entitle the Trust to exercise its right of first refusal and such notification shall include the name and contact information of the prospective purchaser, the number of VRDP Shares subject to the proposed sale and the proposed sale price;

(ii) if the Trust wishes to exercise its right of first refusal, BANA must be notified of such election by the Trust by Electronic Means within three Business Days after delivery of notice from BANA, pursuant to subparagraph (i) above (not counting the day of delivery), and the price to be paid by the Trust with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed sale price to the unaffiliated third party, provided, however, the price to be paid by the Trust with respect to any sale of the residual interests in a tender option bond trust or any sale of VRDP Shares by any tender option bond trust to anyone other than BANA or its Affiliates shall be at the proposed sale price;

(iii) the exercise of the right of first refusal by the Trust pursuant to subparagraph (ii) above shall be deemed to be the trade date for the purchase of the VRDP Shares by the Trust from BANA or its Affiliate, as the case may be, and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv) if BANA does not receive an affirmative response from the Trust pursuant to subparagraph (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Trust;

(v) any VRDP Shares purchased by the Trust pursuant to its exercise of the right of first refusal in subparagraph (ii) above shall not be subject to the limitations of Section 6.15 of the VRDP Shares Fee Agreement, provided such VRDP Shares shall be cancelled by the Trust within one Business Day after settlement of such purchase to the extent the Trust, together with the Investment Adviser and accounts or entities over which the Trust or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding VRDP Shares; and

(vi) all purchases of VRDP Shares pursuant to the Trust’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Trust under Applicable Law and the Statement of Preferences and otherwise in accordance with Applicable Law and the Statement of Preferences.

(d) Anything herein to the contrary notwithstanding, except with respect to the deemed holding and ownership provided for above in respect of the Applicable Sections, any tender option bond trust to which VRDP Shares are transferred during the Special Rate Period and each of the beneficial owners thereof shall, subject to the provisions of the agreements governing the tender option bond trust, retain all of its other rights in respect of the VRDP Shares under the Statement of Preferences or Applicable Law, including, for the avoidance of doubt, its rights in respect of matters addressed by any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights retained pursuant to this Section 3.02(d) or that are otherwise applicable as a result of the exercise of such other rights.

(e) Notwithstanding the foregoing, in connection with the extension of, or the failure to extend, the Initial Extended Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, any VRDP Shares beneficially owned by BANA or any of its Affiliates will be deemed automatically tendered for Remarketing and, if not successfully remarketed, will be deemed owned by the Liquidity Provider and subject to redemption, on the terms set forth in the Notice of Special Rate Period and in the Related Documents.

SECTION 3.03. Rating Agencies.

(a) Notwithstanding Section 6.05 of the VRDP Shares Fee Agreement, during the Special Rate Period, the Trust will use its best efforts to maintain a long-term preferred share rating of the VRDP Shares by at least one Rating Agency, provided that the Trust shall not be required to maintain such rating at any specific ratings category level.

(b) During the Special Rate Period, there shall be no other consequences, penalties or notices with respect to the withdrawal of the VRDP Shares’ short-term preferred shares ratings by a Rating Agency.

(c) Notwithstanding Section 5(d) of the Statement of Preferences, the Board of Trustees of the Trust, without the approval of the Liquidity Provider or BANA, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares and replace it with another NRSRO, provided that the Trust provides seven (7) days’ notice by Electronic Means to the Liquidity Provider or BANA prior to terminating the services of a Rating Agency and replacing it with another NRSRO that, at the time of such replacement has (i) published a rating for the VRDP Shares and (ii) entered into an agreement with the Trust to continue to publish such rating subject to such NRSRO’s customary conditions.

(d) (i)           The Board of Trustees of the Trust, without the approval of the Liquidity Provider or BANA, may terminate the services of any Rating Agency then providing a rating for the VRDP Shares without replacement, provided that (A) the Trust has given the Tender and Paying Agent, and such terminated Rating Agency, the Liquidity Provider and BANA at least 45 calendar days’ advance written notice of such termination of services, (B) the Trust is in compliance with the Rating Agency Provisions of such terminated Rating Agency at the time the notice required in the preceding clause (A) is given and at the time of the termination of such Rating Agency’s services, and (C) the VRDP Shares continue to be rated by at least two Rating Agencies at and after the time of the termination of such Rating Agency’s services.

(ii) On the date that the notice is given as described in clause (A) of the preceding Section 3.03(c)(i) and on the date that the services of the applicable Rating Agency are terminated, the Trust shall provide the Tender and Paying Agent and such terminated Rating Agency with an officers’ certificate as to the compliance with the provisions of the preceding Section 3.03(c)(i).

(e) In the event that during the Special Rate Period a Rating Agency ceases to furnish a preferred share rating or the Trust terminates a Rating Agency in accordance with Section 3.03(b) or Section 3.03(c) of this Amendment, the Trust shall no longer be required to comply with the applicable Rating Agency Provisions of the Rating Agency so ceasing to furnish a preferred share rating or so terminated and, as applicable, the Trust shall be required to thereafter comply only with the Rating Agency Provisions of each Rating Agency then providing a rating for the VRDP Shares at the request of the Trust, and any credit rating of such terminated Rating Agency, to the extent it would have been taken into account in any of the provisions for such VRDP Shares during the Special Rate Period, shall be disregarded, and only the credit ratings of the Rating Agencies then providing a rating for the VRDP Shares shall be taken into account for purposes of the VRDP Shares, provided that, for purposes of determining the SRP Applicable Rate applicable to a SRP Calculation Period, any designation of a Rating Agency after the SRP Calculation Date for such SRP Calculation Period will take effect on or as of the next succeeding SRP Calculation Date.

SECTION 3.04. Information Reporting.

(a) The Trust agrees that, during the Special Rate Period and so long as BANA or any Affiliate thereof is the beneficial owner of any Outstanding VRDP Shares, it will deliver, or direct the Tender and Paying Agent to deliver, to BANA and any such Affiliate:

(i) on the fifteenth (15th) day of each calendar month (each a “Portfolio Reporting Date”), the information set forth in Exhibit C to this Amendment as of the end of the last Business Day of the calendar month immediately preceding the Portfolio Reporting Date;

(ii) on each Monday, provided that if a Monday is not a Business Day, then the next succeeding Business Day, the information set forth in Exhibit D to this Amendment and a calculation of the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage of the Trust, in each case, as of the close of business on the immediately preceding Business Day; and

(iii) upon the failure of the Trust to maintain the Minimum VRDP Shares Asset Coverage as required by Section 6 of Part I of the Statement of Preferences or the Effective Leverage Ratio as required by Section 6.18 of the VRDP Shares Fee Agreement, notice of such failure within one (1) Business Day of the occurrence thereof.

SECTION 3.05. The Notice of Special Rate Period and Ambiguities

(a)           During the Special Rate Period, the terms and provisions of the Notice of Special Rate Period shall be deemed a part of the Statement of Preferences.

(b)           In the event of any conflict between the terms of the Notice of Special Rate Period and the terms of the VRDP Shares Fee Agreement (as amended by this Amendment) or the Related Documents (as amended by any amendments thereto), the terms of the Notice of Special Rate Period shall govern.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRUST

The representations and warranties set out in this Article IV are given hereunder by the Trust to BANA, in its individual capacity and as the Liquidity Provider, on the date hereof.

SECTION 4.01. Existence.

The Trust is validly existing as a statutory trust under the laws of the State of Delaware, with full right and power to execute, deliver and perform its obligations under this Amendment, the Amendment to the Remarketing Agreement, the Amendment to the Tender and Paying Agent Agreement and the Notice of Special Rate Period (collectively, the “Trust Amendments”).

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Trust of the Trust Amendments are within the Trust’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust or result in the creation or imposition of any lien or encumbrance on any asset of the Trust, except for such violations or contraventions which would not have a material adverse effect on the Trust’s ability to pay when due and otherwise perform its obligations under any Trust Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Trust’s charter.

SECTION 4.03. Binding Effect.

This Amendment, the Amendment to the Remarketing Agreement and the Amendment to the Tender and Paying Agent Agreement constitute valid and binding agreements of the Trust, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 4.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder of the Trust, court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Trust of the Trust Amendments to which the Trust is or will be a party have been obtained and are in full force and effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BANA

The representations and warranties set out in this Article V are given hereunder by BANA, in its individual capacity and as the Liquidity Provider, to the Trust on the date hereof.

SECTION 5.01. Existence.

BANA is a national banking association duly organized and validly existing under the laws of the United States.  BANA has all requisite power and authority to execute and deliver, and to perform its obligations under this Amendment and the Amendment to the Purchase Agreement, including, without limitation, the Purchase Obligation (the “BANA Amendments”).

SECTION 5.02. Authorization; Contravention.

The execution, delivery and performance by BANA of the BANA Amendments are within BANA’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon BANA or result in the creation or imposition of any lien or encumbrance on any asset of BANA, except for such violations or contraventions which would not have a material adverse effect on BANA’s ability to pay when due and otherwise perform its obligations under any BANA Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of BANA’s charter.

SECTION 5.03. Binding Effect.

Each of the BANA Amendments constitutes a valid and binding agreement of BANA, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of BANA under, or the execution, delivery by, or the validity or enforceability against, BANA of, the BANA Amendments have been obtained and are in full force and effect.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 6.02. Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 6.03. Waiver of Jury Trial.

THE TRUST AND BANA, IN ITS INDIVIDUAL CAPACITY AND AS THE LIQUIDITY PROVIDER, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

SECTION 6.04. Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 6.05. Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 6.06. Non-petition Covenant.

Notwithstanding any prior termination of the VRDP Shares Fee Agreement, BANA, in its individual  capacity and in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of the property of the Trust; provided, however, that nothing in this provision shall preclude, or be deemed to stop, BANA, in its individual capacity and in its capacity as Liquidity Provider, from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Trust, (y) any involuntary insolvency proceeding filed or commenced against the Trust by a Person other than BANA, in its individual  capacity or in its capacity as Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 6.07. Purchase of VRDP Shares by BANA.

The Trust acknowledges and agrees that as a result of the delivery by the Trust of the Notice of Special Rate Period, dated October 29, 2015, BANA or an Affiliate thereof purchased all of the VRDP Shares subject to Remarketing directly in its individual capacity and not in its capacity as Liquidity Provider pursuant to the Purchase Obligation.  Accordingly, BANA has acknowledged that (i) such purchase of the VRDP Shares by BANA does not constitute a Failed Remarketing Condition-Purchased VRDP Shares, and (ii) except as provided in “Additional Provisions Relating to the Termination of Special Rate Period” in the Notice of Special Rate Period, the beneficial ownership of such VRDP Shares by BANA shall not require a Failed Remarketing Condition-Purchased VRDP Shares Redemption.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK LONG-TERM MUNICIPAL ADVANTAGE TRUST

By:           /s/ Jonathan Diorio____________________

Name:  Jonathan Diorio

Title:    Vice President

BANK OF AMERICA, N.A., in its individual capacity and as Liquidity Provider

By:           /s/ James Nacos_______________________

Name: James Nacos

Title: Authorized Signatory

1.

EXHIBIT A

NOTICE OF SPECIAL RATE PERIOD

[ON FILE]

1.

EXHIBIT B

FORM OF VOTING TRUST AGREEMENT

[See Exhibit 99.3]

EXHIBIT C

PORTFOLIO INFORMATION

Reporting as of:____________

TOB Floaters: $____________

CUSIP	Portfolio Name	Description	Market Value	Payment Default (Yes/No)	Par Value	Rating	State
[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]

EXHIBIT D

EFFECTIVE LEVERAGE RATIO AND ASSET COVERAGE INFORMATION

EFFECTIVE LEVERAGE RATIO TEST

Preferred Shares Outstanding -	[●]
Accrued Dividends	[●]

Total Preferred Liability	[●]

Preferred Shares Outstanding - VRDP	[●]
Accrued Dividends	[●]

Total Debt Senior Securities	[●]

Floaters Issued by Trust	[●]

Repurchase Obligations	[●]

Market Value of Total Assets	[●]

Total Market Value of Total Assets	[●]

NOTE: Derivative Termination Value of Derivatives Contract

Effective Leverage Ratio	[●]

Pass/Fail	[●]

ASSET COVERAGE RATIO TEST

Minimum VRDP Shares Asset Coverage	[●]
Pass/Fail	[●]